Exhibit 99.1
For Immediate release:

Contact Warren R. Wilkinson
Republic Airways Holdings
Tel. (317) 484-6042

Republic Airways Announces Termination of Frontier Agreement

Indianapolis, Indiana, (April 23, 2008) – Republic Airways Holdings (NASDAQ/NM: RJET), today reported that it has reached agreement with Frontier Airlines with respect to Frontier Airlines rejection of its Airline Services Agreement (“ASA”) in Frontier Airlines’ chapter 11 cases.  The agreement is subject to customary approvals.  Currently, the Company is operating 12 E170 aircraft under the ASA.

"We have enjoyed our partnership with Frontier and have a lot of respect for their people,” said Republic CEO Bryan Bedford.  “It's unfortunate that despite their many efforts to reorganize their business outside of Chapter 11, factors beyond their control conspired to force a deeper reorganization. We wish them success in their continuing efforts to combat persistently high oil prices."

The agreement provides for an orderly wind-down under which the Company will remove four aircraft on May 1, an additional six aircraft on June 2 and the final two aircraft on June 23, 2008. Immediately prior to Frontier's filing, the Company was generating approximately $6 million in gross monthly revenues under the ASA.  Under the ASA, Frontier pays for certain costs such as fuel and landing fees directly.

The Company has additional commitments on five E170 aircraft that would have otherwise been placed into service with Frontier during the second half of 2008.  The Company will seek to place the aircraft into service with other airline partners and/or sell the aircraft.

“We appreciate the great job Republic has done in helping us serve our customers,” said Frontier President and CEO Sean Menke. “Republic, while operating under the Frontier brand, provided a safe, efficient and customer friendly product that is hallmark to our Company. Unfortunately with current economic conditions and other business changes, we have been forced to drastically rethink the use of regional aircraft in our fleet mix.”

The Company intends to file a damage claim for approximately $260 million arising out of Frontier Airline’s rejection of the ASA.  The ultimate amount of the Company’s claim will be determined in the future by the Bankruptcy Court.  The ultimate recovery value of the claim is unknown at this time.

Management will discuss the Frontier situation during the Company's regularly scheduled 2008 first quarter earnings conference call scheduled for Thursday, April 24th at 11:00 a.m. EST.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,300 flights daily to 125 cities in 37 states, Canada, Mexico and Jamaica through airline services agreements with six U.S. airlines. All of the airlines’ flights are operated under their airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, Frontier Airlines, United Express and US Airways Express. The airlines currently employ approximately 5,000 aviation professionals and operate 226 regional jets.